EXHIBIT 11

           EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                               Three Months Ended         Nine Months Ended
                                  September 30,              September 30,
                               1995         1994         1995           1994

INCOME (LOSS) FROM
 CONTINUING OPERATIONS     $ 1,323,000  $ 1,986,000  $(38,496,000)  $ 4,486,000

DISCONTINUED OPERATIONS:
  INCOME FROM OPERATIONS,
   NET OF INCOME TAXES             ---          ---           ---       153,000
  GAIN ON DISPOSAL,
   NET OF INCOME TAXES             ---          ---           ---       604,000

NET INCOME (LOSS)          $ 1,323,000  $ 1,986,000  $(38,496,000)  $ 5,243,000

WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING                46,898,000   43,317,000    46,478,000    43,253,000

COMMON STOCK EQUIVALENT
 SHARES ASSUMED TO BE ISSUED
 FOR DILUTIVE STOCK OPTIONS
 AND WARRANTS                2,116,000    3,865,000           ---     4,242,000

TOTAL WEIGHTED AVERAGE COMMON
 AND COMMON EQUIVALENT SHARES
 OUTSTANDING                49,014,000   47,182,000    46,478,000    47,495,000

EARNINGS (LOSS) PER COMMON SHARE:
  Continuing Operations         $ 0.03       $ 0.04         $(.83)       $ 0.09
  Discontinued Operations          ---          ---           ---          0.02

  Net Income (Loss)             $ 0.03       $ 0.04         $(.83)       $ 0.11













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